SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                          IMPSAT Fiber Networks, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45321T103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                March 25, 2003
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45321T103                      13G                 Page 2 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         HC, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45321T103                      13G                 Page 3 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         PRINCES GATE INVESTORS II, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45321T103                      13G                 Page 4 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         PRINCES GATE INVESTORS II, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45321T103                      13G                 Page 5 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY GLOBAL EMERGING MARKETS PRIVATE INVESTMENT FUND, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45321T103                      13G                 Page 6 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY GLOBAL EMERGING MARKETS PRIVATE INVESTORS, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45321T103                      13G                 Page 7 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY GLOBAL EMERGING MARKETS, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45321T103                      13G                 Page 8 of 16 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSGEM, LLC
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                -0-

      NUMBER OF          ------------------------------------------------------
        SHARES            6.     SHARED VOTING POWER              -0-
     BENEFICIALLY
       OWNED BY          ------------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER           -0-
      REPORTING
     PERSON WITH         ------------------------------------------------------
                          8.     SHARED DISPOSITION               -0-

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     IMPSAT Fiber Networks, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     Alferez Pareja 256 (1107), Buenos Aires, Argentina

Item 2(a). Name of Person Filing:

     This statement is filed on behalf of the persons identified below (the "Reporting Persons"). In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     Morgan Stanley ("MS")

     Princes Gate Investors II, Inc. ("PGI II, Inc.")

     Princes Gate Investors II, L.P. ("PGI II, L.P.")

     Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. ("MSGEMPIF, L.P.")

     Morgan Stanley Global Emerging Markets Private Investors, L.P. ("MSGEMPI, L.P.")

     MSGEM, LLC ("MSGEM, LLC")

     Morgan Stanley Global Emerging Markets, Inc. ("MSGEM, Inc.")

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is:

     1585 Broadway
     New York, New York 10036

Item 2(c). Citizenship:

     The citizenship of MS, PGI II, Inc., PGI II, L.P., MSGEMPIF, L.P., MSGEMPI, L.P., MSGEM, LLC and MSGEM, Inc. is Delaware.

Item 2(d). Title of Class of Securities:

     This statement relates to the Company's Common Stock, par value $0.01 per share (the "Shares").

Item 2(e). CUSIP Number:

         45321T103

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                 Act;

        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     This is the Reporting Persons' final amendment to the Schedule 13G and is an exit filing.

     As of March 25, 2003, the Reporting Persons no longer beneficially own any Shares.

     MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class:

     MS                                       0% of the Common Shares
     PGI II, Inc.                             0% of the Common Shares
     PGI II, L.P.                             0% of the Common Shares
     MSGEMPIF, L.P.                           0% of the Common Shares
     MSGEMPI, L.P.                            0% of the Common Shares
     MSGEM, LLC                               0% of the Common Shares
     MSGEM, Inc.                              0% of the Common Shares

---------
(c) Number of shares as to which such person has:


                                                                        (iii)                    (iv)
                          (i)                     (ii)           Sole power to dispose      Shared power to
                 Sole power to vote or   Shared power to vote      or to direct the      dispose or to direct
                  to direct the vote     or to direct the vote      disposition of        the disposition of
                 ---------------------   ---------------------   ---------------------   --------------------
MS                       - 0 -                   - 0 -                   - 0 -                   - 0 -
PGI II, Inc.             - 0 -                   - 0 -                   - 0 -                   - 0 -
PGI II, L.P.             - 0 -                   - 0 -                   - 0 -                   - 0 -
MSGEMPIF, L.P.           - 0 -                   - 0 -                   - 0 -                   - 0 -
MSGEMPI, L.P.            - 0 -                   - 0 -                   - 0 -                   - 0 -
MSGEM, LLC               - 0 -                   - 0 -                   - 0 -                   - 0 -
MSGEM, Inc.              - 0 -                   - 0 -                   - 0 -                   - 0 -


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable

Item 8. Identification and Classification of Members of the Group.

     Not applicable

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                           Date: March 27, 2003


                                           MORGAN STANLEY


                                           By: /s/ Dennine Bullard
                                              ---------------------------------
                                              Name:  Dennine Bullard
                                              Title: Authorized Signatory


                                           PRINCES GATE INVESTORS II, INC.


                                           By: /s/ James Keane
                                              ---------------------------------
                                              Name:  James Keane
                                              Title: Executive Director


                                           PRINCES GATE INVESTORS II, L.P.
                                           By: Princes Gate Investors II, Inc.
                                               as General Partner


                                           By: /s/ James Keane
                                              ---------------------------------
                                              Name:  James Keane
                                              Title: Executive Director


                                           MORGAN STANLEY GLOBAL EMERGING
                                           MARKETS PRIVATE INVESTMENT FUND, L.P.
                                           By: MSGEM, LLC as General Partner
                                           By: Morgan Stanley Global Emerging
                                               Markets, Inc. as Member


                                           By: /s/ Kenneth F. Clifford
                                              ---------------------------------
                                              Name:  Kenneth F. Clifford
                                              Title: Managing Director

                                           MORGAN STANLEY GLOBAL EMERGING
                                           MARKETS PRIVATE INVESTORS, L.P.
                                           By: MSGEM, LLC as General Partner
                                           By: Morgan Stanley Global Emerging
                                               Markets, Inc. as Member


                                           By: /s/ Kenneth F. Clifford
                                              ---------------------------------
                                              Name:  Kenneth F. Clifford
                                              Title: Managing Director


                                           MORGAN STANLEY GLOBAL EMERGING
                                           MARKETS INC.


                                           By: /s/ Kenneth F. Clifford
                                              ---------------------------------
                                              Name:  Kenneth F. Clifford
                                              Title: Managing Director


                                           MSGEM, LLC
                                           By: Morgan Stanley Global Emerging
                                               Markets, Inc. as Member


                                           By: /s/ Kenneth F. Clifford
                                              ---------------------------------
                                              Name:  Kenneth F. Clifford
                                              Title: Managing Director

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of IMPSAT Fiber Networks, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by
Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this March 27, 2003.

     This Schedule may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Schedule.


MORGAN STANLEY


By: /s/ Dennine Bullard
   ------------------------------------------------
   Name:  Dennine Bullard
   Title: Authorized Signatory


PRINCES GATE INVESTORS II, INC.


By: /s/ James Keane
   ------------------------------------------------
   Name:  James Keane
   Title: Executive Director


PRINCES GATE INVESTORS II, L.P.
By: Princes Gate Investors II, Inc.
    as General Partner


By: /s/ James Keane
   ------------------------------------------------
   Name:  James Keane
   Title: Executive Director


MORGAN STANLEY GLOBAL EMERGING MARKETS PRIVATE INVESTMENT FUND, L.P.
By: MSGEM, LLC as General Partner
By: Morgan Stanley Global Emerging Markets, Inc.
    as Member


By: /s/ Kenneth F. Clifford
   ------------------------------------------------
   Name:  Kenneth F. Clifford
   Title: Managing Director


MORGAN STANLEY GLOBAL EMERGING MARKETS PRIVATE INVESTORS, L.P.
By: MSGEM, LLC as General Partner
By: Morgan Stanley Global Emerging Markets, Inc.
    as Member


By: /s/ Kenneth F. Clifford
   ------------------------------------------------
   Name:  Kenneth F. Clifford
   Title: Managing Director

MORGAN STANLEY GLOBAL EMERGING MARKETS INC.


By: /s/ Kenneth F. Clifford
   ---------------------------------------------------------------------
      Name:    Kenneth F. Clifford
     Title:    Managing Director


MSGEM, LLC
By: Morgan Stanley Global Emerging Markets, Inc.,
       as Member


By: /s/ Kenneth F. Clifford
   ------------------------------------------------
   Name:  Kenneth F. Clifford
   Title: Managing Director